Exhibit 10.1
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED IN ACCORDANCE WITH ITEM 601 OF REGULATION S-K BECAUSE THE REGISTRANT HAS DETERMINED THAT THE OMITTED INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
ENGLISH TRANSLATION OF KOREAN-LANGUAGE ORIGINAL. This exhibit is an English translation of a Real Estate Lease Agreement executed in the Korean language, provided pursuant to Rule 306 of Regulation S-T. Under Article 18(3) of the agreement, the Korean version prevails in the event of any discrepancy. The Registrant will furnish a copy of the Korean-language original to the Securities and Exchange Commission upon request.
REAL ESTATE LEASE AGREEMENT

Lessor	Device Co., Ltd.
Lessee	Factorial Korea Ltd.
Location	3-13 Samgeo-ri, Eumbong-myeon, Asan-si, Chungcheongnam-do
Contract Term	August 3, 2026 – July 31, 2031 (60 months)
Leased Area	Land: 20,134 m² / approx. 6,090.54 pyeong Building: 8,936.02 m² / approx. 2,703.15 pyeong
Lease Deposit	KRW 600,000,000 (Six hundred million won)
Monthly Rent	KRW 60,000,000 (Sixty million won) (VAT excluded)
Actual-Cost Management Fee	Management fee settled at actual cost (expenses necessary for Lessee's operations paid at actual cost)
Contract Commencement Date	August 3, 2026 (the earlier of the date of delivery or the date interior construction commences)
Rent-Free Period	August 3, 2026 – December 31, 2026
Attachments
Attachment 1. Special Provisions
Attachment 2. Description and Details of the Leased Property
Attachment 3. Equipment List and Checklist of the Leased Property
Attachment 4. Lessor's Asset List
Confirmation Documents
1. Corporate registration certificate and business registration certificate of the contracting parties
2. Real estate public documents (building/land registration certificates, building register, site plan, land register, cadastral map)
3. Documents confirming the identity of the contracting parties (including agents) other than the corporate register: corporate seal certificate, power of attorney, on-site ID verification
4. Property Description and Explanation Statement (Korean and English versions)

Lease Agreement
Device Co., Ltd. (hereinafter the "Lessor") and Factorial Korea Ltd. (hereinafter the "Lessee") hereby enter into this lease agreement with respect to the leased property as follows.
Article 1 (Description of the Leased Property)

Location	3-13 Samgeo-ri, Eumbong-myeon, Asan-si, Chungcheongnam-do
Leased Area
Building A – Factory Bldg. (Building 2): approx. 3,942.77 m² / approx. 1,192.69 pyeong
Building B – Factory Bldg. (Building 4): approx. 3,495.1 m² / approx. 1,057.27 pyeong
Building C – Factory Bldg. (Building 1): approx. 1,453.05 m² / approx. 439.55 pyeong
Guard House (Building 3): approx. 45.1 m² / approx. 13.64 pyeong
Total: approx. 8,936.02 m² / approx. 2,703.15 pyeong

Type of Business / Use	Factory, C28202
Article 2 (Restriction on Use)
(1) The Lessor leases the Leased Property to the Lessee for use as a factory and its incidental purposes, and the Lessee shall use it according to the type of business and use permitted within the scope allowed under relevant laws and permits.
(2) If the Lessee wishes to add or change to a type of business under the Korean Standard Industrial Classification that is identical or similar to manufacturing, it may do so by giving prior notice to the Lessor, and the Lessor shall cooperate to a reasonable extent.
(3) The Lessee shall comply with environmental laws such as the Clean Air Conservation Act, the Noise and Vibration Control Act, and the Wastes Control Act, and the standards of the relevant administrative authorities; where there is a change in law, administrative interpretation, or permit standards not attributable to the Lessee, the Lessee may use the property in accordance with the changed standards.
(4) The Lessor and the Lessee shall cooperate with each other in the procedures for factory registration, business registration, and use approval, and other necessary administrative procedures, in order to achieve the purpose of this Agreement. The Lessor shall cooperate in all work necessary for the foregoing procedures and in the documentation required for the Lessee's smooth business operations.
Article 3 (Lease Deposit)
(1) Lease Deposit and Payment Dates

Category	Amount	Date	Remarks
Down Payment	KRW 60,000,000	Aug 3, 2026	Contract date
Balance	KRW 540,000,000	Aug 3, 2026	Interior construction commencement date
Total	KRW 600,000,000
(2) Upon termination of this Agreement, when the Lessee vacates the Leased Property and the Lessor returns the Lease Deposit under Paragraph (1) above, the Lessor shall return the deposit to the Lessee without separate interest. VAT on the deemed rent shall be borne by the Lessor.
(3) Upon termination of this Agreement due to expiration of the term or early termination, the Lessor shall return the Lease Deposit to the Lessee within [7] days from the date the Leased Property is lawfully returned, by depositing it into the following account:
Lease Deposit Return Account: Account Holder Factorial Korea Ltd., Hana Bank [***]

Article 4 (Lease Term and Renewal)
(1) The lease term shall be from August 3, 2026 to July 31, 2031.
(2) The Lessee has the right to request renewal for the same term upon expiration of the contract term.
(3) If the Lessee wishes to renew, it must give written notice by [3] months prior to expiration, and must agree with the Lessor on the contract terms by [1] month prior to expiration.
(4) If the contract terms are not agreed upon by [1] month prior to expiration, the renewal right shall not be exercised and the Agreement shall terminate upon expiration of the term; provided, however, that the Lessee's relocation and vacating schedule may be separately negotiated within [3] months.
(5) Article 17 shall govern the succession of the lease in connection with any sale or transfer of the property during the lease term.
Article 5 (Monthly Rent)
(1) The Lessee shall pay the monthly rent of KRW 60,000,000 (exclusive of VAT) in cash, in advance, into the Lessor's bank account designated in Article 7, by the 1st day of each month (or the preceding business day if the 1st falls on a holiday).
(2) The rent accrual start date shall be August 3, 2026, the commencement date of the lease term; rent shall be charged on a monthly basis, with any remaining partial period calculated on a pro-rata daily basis.
(3) Since the 5-year lease term includes a total rent-free period of 5 months, the first rent payment date shall be January 1, 2027 (paid in advance). If, prior to expiration of the lease term, this Agreement is terminated early by mutual agreement of the parties or due to a cause clearly attributable to the Lessee, the Lessee shall pay the rent corresponding to the rent-free period already provided.
(4) If interior construction begins prior to the commencement date of the Leased Property under this Agreement, the lease shall take effect under this Agreement from the start date of such construction, and rent for that period shall be charged on a pro-rata daily basis.
Article 6 (Management Fee)
(1) The Lessee shall pay the actual costs and management fees incurred in leasing and using the building, such as electricity, water and sewage charges, security, and communication fees. If the lease commences or terminates during a month, the fee shall be calculated on a pro-rata daily basis, and actual management fees incurred during the rent-free period arising from actual use shall be borne by the Lessee.
(2) With respect to the costs under Paragraph (1) above, where such costs are billed to the Lessor, the Lessor shall pay them in advance and then invoice the Lessee, with supporting documentation and a tax invoice attached, and the Lessee shall pay the Lessor accordingly.
Article 7 (Designated Account)
All amounts payable by the Lessee shall be paid into the following designated account:

Account Holder	Bank	Account Number
Device Co., Ltd.	Industrial Bank of Korea	[***]
Article 8 (Alteration and Installation of Facilities within the Leased Property)
(1) Where the Lessee intends to carry out any of the following acts at its own expense within the Leased Property, the Lessee shall give prior notice to the Lessor and share the as-built drawings after completion. The Lessor shall cooperate to a reasonable extent upon the Lessee's legitimate request.
(2) The construction subject to the preceding paragraph is as follows:

1. Installation, expansion, relocation, or alteration of transformers
2. Installation, expansion, relocation, or alteration of communication or ventilation facilities
3. Change of installation, construction, or alteration of temporary structures
(3) Where the Lessee carries out the acts under Paragraph (1) of this Article, the Lessee shall obtain, at its own expense, all permits and approvals required under the relevant laws, and shall bear the costs related thereto.
(4) The factory's contracted power of 1,750kW is currently disconnected. The Lessor shall support only the physical connection or removal of the existing disconnected cable; all permits, facility setup, additional equipment costs, and liability arising from an inability to operate in connection with the commencement of power supply and expansion and operation of substation facilities shall be borne by the Lessee.
(5) The Lessor and the Lessee mutually confirm that the clean room, heat storage system, compressors, and other related factory facilities and equipment within the Leased Property are currently unusable due to prolonged vacancy and deterioration.
(6) The Lessee may alter or adjust facilities such as the clean room to suit the purpose of factory use, and any alteration or adjustment within the scope pre-agreed with the Lessor shall be excluded from the restoration obligation upon termination of the lease. However, where the Lessee makes an alteration or adjustment without prior consultation, or where the result significantly diminishes the value of the factory or constitutes a structural change that impedes ordinary use by a subsequent lessee, the Lessor may require the Lessee to restore the property to its original condition, and the Lessee shall comply.
Article 9 (Burden of Repair Costs)
The Lessee acknowledges and agrees to accept all deterioration of the Leased Property, such as water leakage, internal cracks, and mold, as-is, and to take delivery of the property in its current condition. All maintenance, waterproofing, and repair costs incurred during the lease term, regardless of amount or scope, shall be borne by and be the responsibility of the Lessee, and the Lessee may not claim a reduction in rent or damages on account thereof.
Article 10 (Lessor's Obligations)
(1) If, after execution of this Agreement, the Lessee becomes unable to use or benefit from all or part of the Leased Property due to a cause attributable to the Lessor, the Lessor shall take reasonable measures to the extent possible and shall jointly pursue measures necessary to minimize the damage incurred by the Lessee.
(2) From execution of this Agreement until its termination, the Lessor shall not establish any limited real right on the Leased Property without the Lessee's prior written consent, and shall cooperate with the documents and procedures required for the Lessee's registration of a jeonse (chonsegwon) right.
Article 11 (Lessee's Obligations)
(1) The Lessee shall use, benefit from, maintain, and manage the Leased Property lawfully and within the ordinary scope, exercising the care of a good manager, throughout the lease term.
(2) The Lessee may alter or modify the Leased Property or install facilities with the Lessor's prior consent. However, matters pre-agreed with the Lessor shall be separately set out in the Special Provisions and shall be deemed to have received the Lessor's consent.
(3) The Lessee may not sublease the Leased Property to a third party without the Lessor's prior written consent.
(4) Permits, filings, and procedures required for alteration or modification of the Leased Property or installation of facilities shall be the Lessee's responsibility. However, where the Lessor's cooperation is required under relevant laws, or where it is indispensable for the purpose of the lease and does not violate applicable law, the Lessor shall not refuse without justifiable cause.

Article 12 (Safety Management and Insurance)
(1) The Lessee shall manage and operate the exclusively used portion of the Leased Property, and shall be liable for safety incidents such as fire or electrical accidents arising within the scope of the Lessee's use and management. However, this shall not apply to accidents caused by the Lessor's willful misconduct or gross negligence.
(2) The Lessee shall obtain and maintain fire insurance and lessee liability insurance, or equivalent insurance, in preparation for damage to fixtures, equipment, and inventory assets owned or possessed by the Lessee, and other damage that may arise for which the Lessee is responsible.
(3) The Lessee shall comply with relevant laws with respect to safety management of the fire-fighting facilities, electrical facilities, and other safety matters of the Leased Property, and shall perform obligations required by law, including appointment of safety managers, periodic inspections, and other safety management duties.
Article 13 (Right of Access)
(1) The Lessor, or a manager designated by the Lessor, may enter the Leased Property only for reasons such as preservation of the property, facility inspection, fire prevention, crime prevention, or rescue, and only with the Lessee's prior written consent. However, in urgent cases, subsequent notice may substitute for prior consent.
(2) The Lessor and any third party under the Lessor's control or management shall not enter the Leased Property, or photograph, view, or disclose its interior, without the Lessee's prior written consent, and shall not disclose the Lessee's confidential information, trade secrets, manufacturing processes, or detailed operational matters to outside parties or provide the same to any third party.
Article 14 (Termination of the Lease Agreement)
Where any of the following causes arises, a party may demand corrective action by written notice to the party at fault, and if not corrected within a reasonable period, may terminate or cancel this Agreement by written notice to the other party:
1. Where the Lessee, without justifiable reason, delays payment of rent, management fees, or other costs, and the delayed amount reaches an amount equivalent to 3 months' rent
2. Where the Lessee is unable to use or benefit from all or a material part of the Leased Property for its intended purpose, or there is substantial difficulty in doing so such that the Lessee cannot maintain its operational purpose
3. Where the Lessor or the Lessee is in a state of business closure, default, bankruptcy, or insolvency, or has filed for rehabilitation proceedings or an equivalent status, making performance of this Agreement difficult
4. Where a material part of this Agreement is breached without justifiable reason
Article 15 (Damages)
(1) Where either the Lessor or the Lessee causes damage to the other party or a third party intentionally or negligently in connection with the performance of this Agreement, the party at fault shall compensate for such damage.
(2) Neither party shall be liable for damage caused by force majeure, such as natural disasters or earthquakes.
Article 16 (Representations and Warranties)
The Lessor and the Lessee represent and warrant that they possess all authority and have completed all internal procedures necessary for the execution and performance of this Agreement; that, where a board resolution or shareholders' meeting resolution is required, such resolution has been completed; and that this Agreement has been lawfully and validly executed.
Article 17 (Change of Lessor)
(1) If ownership of the Leased Property is transferred during the lease term, the Lessor shall notify the transferee that the transferee succeeds to the Lessor's status under this Agreement, shall include this as a special provision in the sale agreement, and shall subsequently execute a separate written agreement among the three parties, including the Lessee.
(2) The Lessor shall, for any reason, promptly notify the Lessee in writing when transferring ownership of the Leased Property. Even where the Lessor is proceeding with a sale, prior notice must be given. Such notice shall not restrict the Lessor's right to sell; provided, however, that the Lessee may first consider whether to purchase the property under the same conditions.
Article 18 (Notice, Jurisdiction, and Application)
(1) Where there is a change in an important matter such as the trade name, address, or representative director of the Lessor or the Lessee, the party shall promptly notify the other party in writing.
(2) The agreed court of jurisdiction for litigation relating to this Agreement shall be the Cheonan Branch of the Daejeon District Court, and matters not specified in this Agreement shall be governed by relevant laws and customary practice.
(3) This Agreement shall be interpreted in accordance with the laws of the Republic of Korea, and where both a Korean version and an English version are prepared, the Korean version shall prevail in the event of any discrepancy in interpretation.
To certify the execution of this lease agreement, [3] copies of this Agreement shall be prepared, and after the Lessor, the Lessee, and the licensed real estate agent each affix their name and seal, each party shall retain [1] copy. The paging seal (gan-in) of this Agreement shall be substituted by the seals of one representative of the Lessor and one representative of the Lessee, and the parties agree that the licensed real estate agent and the consulting advisor are exempted from the paging seal requirement.
August 3, 2026
[Lessor]
Address: 39 Seokmun-gil, Seonggeo-eup, Seobuk-gu, Cheonan-si, Chungcheongnam-do
Company Name: Device Co., Ltd.
Business Registration No.: 312-81-57991
Representative Director: Choi Bong-jin (Seal)
[Lessee]
Address: 843 Manghyang-ro, Seonggeo-eup, Seobuk-gu, Cheonan-si, Chungcheongnam-do
Company Name: Factorial Korea Ltd.
Business Registration No.: 547-81-02525
Representative Director: Siyu Huang (Seal)
[Broker]
Address: [***], Hwaseong-si, Gyeonggi-do
Company Name: Jieum Licensed Real Estate Office
Registration No.: [***] / Business Registration No. [***]
Representative: Cho Min-ju (Seal)

Consulting Advisor: Annex Consulting Co., Ltd.
Address: 1313, 13F, Hi-Brand Bldg., 215 Yangjae-dong, Seocho-gu, Seoul
Business Registration No.: 608-88-02983
Representative: Cho Min-ju (Seal)

Attachment 1 — Special Provisions
Article 1 (Special Provisions and Priority of Effect)
Special Provisions refer to matters agreed upon between the parties incidental to this Agreement, and constitute a part of this Agreement; in the event of any conflict with this Agreement, the Special Provisions shall prevail.
Article 2 (Obligation to Restore to Original Condition)
Upon termination of the Agreement, the Lessee shall, at its own expense, remove and carry out its facilities and equipment to restore the Leased Property to the condition it was in at the time of this Agreement. However, portions installed or altered with the Lessor's prior consent shall be excluded from the restoration obligation.
(1) The Lessee leases the factory in its current condition and may alter spaces pre-agreed with the Lessor as necessary. The clean room alteration/adjustment portion under Article 8 (6) of this Agreement shall be excluded from the restoration obligation upon termination of the lease.
(2) For temporary structures installed or altered with the Lessor's prior consent (Permit Serial No. 2010-Construction Division-Temporary Structure Construction Report-318), the Lessor shall bear the cost of demolishing the existing facility, and the Lessee shall bear the construction cost of any installation or alteration made for the Lessee's warehouse purpose.
(3) The office fixtures inside the Leased Property are assets owned by the Lessor and are provided to the Lessee for free use. However, disposal or replacement due to deterioration and natural wear arising during free use shall be the Lessee's responsibility, and such items shall be excluded from the restoration obligation.
Article 3 (Miscellaneous)
(1) The ultra-pure water equipment-related facilities within the Leased Property shall be removed or relocated at the Lessor's expense in accordance with prior consultation between the parties, and such equipment shall be excluded from the subject matter of the lease of the Leased Property.
(2) Due to the disconnected power supply, the normal operating status of the clean room, heat storage system, compressors, and other factory facilities/equipment-related freight elevator and crane cannot currently be confirmed; the Lessor and Lessee shall consult on the current condition of such facilities after power supply resumes, based on the results of a separate inspection or confirmation.
Pursuant to Item 601(a)(5) of Regulation S-K, the following attachments and documents have been omitted from this exhibit. The Registrant agrees to furnish supplementally a copy of any omitted attachment or document to the Securities and Exchange Commission upon request.
– Attachment 2 – Description and Details of the Leased Property
– Attachment 3 – Equipment List and Checklist of the Leased Property
– Attachment 4 – Lessor's Asset List (including the List of Equipment to be Installed by the Lessee)
– Confirmation Documents – corporate and business registration certificates, real estate public documents, identity and seal documents, and the Property Description and Explanation Statement